UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Authentidate Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTHENTIDATE HOLDING CORP.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 22, 2013

for

Special Meeting of Stockholders

To Be Held on April 5, 2013

Notice of Adjournment of Meeting Date

and Supplemental Disclosure to Proxy Statement

To the Stockholders of

AUTHENTIDATE HOLDING CORP.:

Purpose of Supplement

Authentidate Holding Corp. (the “Company”) is furnishing this supplement to its proxy statement dated January 16, 2013 in connection with the Company’s Special Meeting of Stockholders originally scheduled to be held on February 15, 2013, in order to provide information about the new adjournment date of April 5, 2013 and to provide supplemental information concerning Proposal 1 of the Company’s definitive proxy statement dated January 16, 2013, filed with the Securities and Exchange Commission (the “Proxy Statement”). In Proposal 1 of its Proxy Statement, the Company is seeking stockholder approval of the conversion of its outstanding shares of Series C 15% Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) into shares of common stock. As described in greater detail below, the Company is supplementing the information included in Proposal 1 of the Proxy Statement to provide stockholders with information concerning an agreement it entered into as of March 22, 2013 (the “Amendment Agreement”) with Purchasers (as defined below) holding a majority of the currently outstanding securities sold by the Company in its October 2010 private placement, to amend the terms of the Securities Purchase Agreement dated October 12, 2010, in order to provide for a six-month restriction on the transferability of the shares of common stock issuable upon conversion of the Series C Preferred Stock.

As described below under the caption “Notice of Adjournment”, the special meeting, which was initially scheduled to be held on February 15, 2013, and which was previously adjourned to February 27, 2013, has been further adjourned until April 5, 2013, at 10:00 a.m. at the Company’s corporate headquarters, located at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922. The record date for stockholders entitled to vote at the special meeting remains January 7, 2013.

Except as specifically supplemented by the information contained in this supplement, the information set forth in the Proxy Statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the Proxy Statement. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented by this supplement. This supplement is first being distributed to stockholders on or about March 22, 2013.

If you have already returned your proxy card or voting instruction card or voted over the Internet or by telephone, you do not need to vote again unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already returned your proxy or voting instruction card or voted over the Internet or by telephone and wish to change your vote, you may do so by following the instructions below under “Additional Information — Voting; Proxies; Right to Revoke.” You may vote on the proposals by submitting a proxy or voting instruction card or submitting a proxy via the Internet or by telephone by following the procedures on your proxy or voting instruction card. Votes already cast will remain valid and will be voted at the special meeting unless changed or revoked.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting to Be Held on April 5, 2013:

The Proxy Statement and this Supplement are available at

http://www.cstproxy.com/authentidate/sm2013

Notice of Adjournment

On February 27, 2013, the Company reconvened the adjourned special meeting of its common stockholders and, without conducting any business, further adjourned the special meeting until April 5, 2013, at 10:00 a.m. The special meeting, which was initially scheduled to be held on February 15, 2013, and which was adjourned to February 27, 2013, is being further adjourned to continue to provide the Company with additional time to solicit proxies from its stockholders to establish the requisite quorum for the conduct of business at the special meeting and to provide the stockholders with adequate time to consider the information contained in this supplement. A majority of the shares of common stock outstanding and entitled to vote at the special meeting as of the Record Date of January 7, 2013 must be present at the meeting, either in person or by proxy, in order to hold the meeting and conduct business. This presence is called a quorum. Shares are counted as present at the meeting if you are present in person at the meeting, or if you have properly submitted a proxy. In addition, abstentions and broker non-votes will be considered to be shares present at the meeting for purposes of determining whether a quorum is present.

The special meeting, as further adjourned, is scheduled to be reconvened on April 5, 2013, at 10:00 a.m. at the Company’s corporate headquarters, located at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922. The record date for stockholders entitled to vote at the special meeting remains January 7, 2013.

Supplement to Proposal 1 of Proxy Statement

Background

As described in the Company’s Proxy Statement, the Company called the special meeting to consider and vote on the following two proposals:

1.	Approving the full conversion of our outstanding shares of Series C Preferred Stock into shares of common stock; and

2.	To authorize an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

The following information supplements the Company’s disclosures concerning the conversion of the shares of Series C Preferred Stock, for which the Company is seeking stockholder approval in Proposal 1 of the Proxy Statement. As described in greater detail below, the Company is supplementing the information included in Proposal 1 of the Proxy Statement in order to provide stockholders with information concerning the Amendment Agreement, pursuant to which the holders of the shares of Series C Preferred Stock will be subject to a six month lock-up restriction on the transferability of the shares of common stock issuable upon conversion of the Series C Preferred Stock. Accordingly, Proposal 1 of the Proxy Statement is hereby amended to incorporate the information set forth herein. The board of directors recommends a vote FOR the approval of the full conversion of our outstanding shares of Series C Preferred Stock into shares of common stock (Proposal 1). No changes are made to Proposal 2 as set forth in the original Proxy Statement.

Summary and Purposes of the Amendment Agreement

As described in Proposal 1 of the Proxy Statement, the Company is seeking stockholder approval of the full conversion of the outstanding shares of Series C Preferred Stock pursuant to the regulations of the Nasdaq Stock Market. Although the Company has sought stockholder approval for the conversion of the Series C Preferred Stock on multiple occasions over the past two years, the Company’s stockholders have declined to approve such conversion. Presently, the outstanding shares of Series C Preferred Stock are convertible into an aggregate maximum of 3,562,500 shares of common stock (including shares that would be issued in lieu of the cash payment of dividends through the maturity date), subject to stockholder approval.

In light of our inability to obtain the approval of our common stockholders for the conversion of the Series C Preferred Stock, the impending April 12, 2013 maturity date of the Series C Preferred Stock and our limited cash resources, we have held discussions with Lazarus Investment Partners, LLLP, one of the largest holders of the Series C Preferred Stock, in an effort to structure a plan to enable the Company to avoid being required to redeem the Series C Preferred Stock at the maturity date. Following discussions between our management and Lazarus Investment Partners, our board of directors approved resolutions to enter into the Amendment Agreement in order to amend the Securities Purchase Agreement dated October 12, 2010 (the “2010 Purchase Agreement”), in order to implement a six-month restriction on the transferability of the shares of common stock issuable upon conversion of the Series C Preferred Stock (the “Conversion Shares”). Pursuant to the 2010 Purchase Agreement, the Company sold and issued to the purchasers shares of the Series C Preferred Stock, shares of common stock and common stock purchase warrants. The 2010 Purchase Agreement may be amended upon the written agreement of the Company and the purchasers that were a party to the 2010 Purchase Agreement (the “Purchasers”) holding at least 50% of the outstanding securities issued pursuant to the 2010 Purchase Agreement.

The Company’s board of directors expects that this arrangement will increase the probability that our common stockholders will approve the conversion of the Series C Preferred Stock into shares of common stock since doing so would allow the Company to avoid being required to redeem the Series C Preferred Stock as well as guard against the risk that a significant number of shares of common stock would be sold into the market promptly following conversion, which would be expected to have a depressive effect on the market price of our common stock. In light of the beneficial impacts that this arrangement is expected to have for the Company and the market for its securities, the Company was able to structure an agreement with the Purchasers holding a majority of the outstanding securities issued under the 2010 Purchase Agreement to consent to, and enter into, the Amendment Agreement.

To implement the restrictions on transferability of the Conversion Shares, we entered into the Amendment Agreement with Purchasers holding a majority of the outstanding securities that were issued under the 2010 Purchase Agreement, including Lazarus Investment Partners, LLLP, which as of the record date for this special meeting owned approximately 23.8% of our common stock and 40% of our Series C Preferred Stock. As of the date hereof, Purchasers under the 2010 Purchase Agreement that comprise the requisite majority holders required to amend the 2010 Purchase Agreement have executed the Amendment Agreement. Accordingly, if the common stockholders approve Proposal 1 as modified in this supplement, then the outstanding shares of Series C Preferred Stock will immediately convert into approximately 3,551,541shares of common stock (including 1,051,541 shares issued in lieu of the cash payment of dividends), subject to the terms of the Amendment Agreement.

In connection with our execution of the Amendment Agreement, we amended the Board Nomination and Observer Agreement that we entered into with Lazarus Investment Partners LLLP in September 2012. Under the amendment to this agreement, we extended by 90 days the time period within which Lazarus Investment Partners must decide whether to nominate an individual for election to our board of directors. Currently, Lazarus Investment Partners has designated Mr. Eliot Penn as its observer pursuant to this agreement.

Consequences Associated with Approval of this Proposal

As the approval of this proposal will result in the conversion of the outstanding shares of Series C Preferred Stock into shares of common stock, approval of this proposal will allow us to avoid redeeming our preferred securities and enable us to conserve our limited cash resources. If this proposal is approved, the shares of Series C Preferred Stock will automatically convert into a total of 3,551,541 shares of common stock, including 1,051,541 shares which would be issued in lieu of the cash payment of dividends.

The issuance of additional shares of common stock upon the conversion of the Series C Preferred Stock will significantly increase the number of shares of common stock outstanding. This means that our current stockholders will own a smaller interest in us and will have less ability to influence significant corporate decisions requiring stockholder approval. As of the Record Date, we had 27,047,293 shares of common stock outstanding (excluding shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise or conversion of other securities presently outstanding which are convertible into or exercisable for shares of common stock). If our stockholders were to approve this proposal, all of the shares of Series C Preferred Stock will convert into 3,551,541 shares of common stock (including shares issued in lieu of the cash payment of dividends), equal to approximately 11.6% of the shares outstanding immediately after such conversion. If the holders of the Series C Preferred Stock convert their shares of Series C Preferred Stock and then sell their shares of common stock, such sales could cause the price of our common stock to decrease. However, after giving effect to the Amendment Agreement, the shares of common stock issuable upon conversion of the Series C Preferred Stock will be subject to the restrictions on transferability in accordance with the provisions of the Amendment Agreement.

In the Proxy Statement, the Company stated that if its stockholders approved this proposal at the original date for the special meeting, then all outstanding shares of Series C Preferred Stock would have automatically converted into 3,483,048 shares of common stock, including 983,048 shares which would be issued in lieu of the cash payment of dividends. However, due to the need for the Company to adjourn the special meeting, if the Company’s stockholders approve Proposal 1 at the new adjournment date for this special meeting, the number of shares of common stock which we will issue upon the conversion of the Series C Preferred Stock is 3,551,541 shares, including 1,051,541 shares of common stock to be issued in lieu of the cash payment of dividends. This increase is due to the fact that the amount of dividends which have accrued on the outstanding shares of Series C Preferred Stock has increased since the date originally scheduled for this special meeting. Under the Series C Designation, dividends accrue on the Series C Preferred Stock from issuance until either the conversion date or maturity date, and that such dividends shall be paid in shares of common stock upon conversion (or in cash upon redemption). In the event the special meeting is again adjourned, the number of shares of common stock which the Company would issue if the stockholders approve Proposal 1 at that time would further increase, subject to the maximum amount identified below.

Consequences Associated with Non-Approval of this Proposal

If our stockholders do not approve this proposal, holders of shares of Series C Preferred Stock will not be entitled to convert their shares of Series C Preferred Stock and we expect that we will be required to redeem these securities, which will mature on April 12, 2013. As discussed in more detail below, if we are required to redeem these securities in April 2013, the Company would likely not have sufficient resources to satisfy its working capital requirements unless it is able to raise additional capital. Due to the closeness of the maturity date of the Series C Preferred Stock, we will have only a very limited time within which to convene a new meeting of our stockholders if we do not obtain stockholder approval of Proposal 1 at this meeting. If we need to further adjourn this meeting in an effort to obtain stockholder approval of the full conversion of the Series C Preferred Stock, the number of shares of common stock that we may issue in lieu of cash payment of accrued and unpaid dividends on the Series C Preferred Stock will increase. We have calculated that the maximum number of shares of common stock that we may issue in lieu of the cash payment of such dividends is 1,062,500 shares, through the new maturity date. Based on the foregoing, if our stockholders subsequently approve the conversion of the Series C Preferred Stock at the conversion rate of $0.80, we would issue a maximum of 3,562,500 shares of common stock upon conversion, including the additional shares of common stock that would be issued in lieu of the payment of cash dividends on the Series C Preferred Stock through the new maturity date. Based on the number of shares outstanding as of the Record Date, this would represent 11.6% of our common stock outstanding immediately following conversion.

If the shares of Series C Preferred Stock do not convert, we will be required to redeem all such shares at the maturity date at a redemption price equal to the 102.5% of their stated value, plus any accrued but unpaid dividends, which would amount to $2,900,000 payable on April 12, 2013. In addition, if at the maturity date of the Series C Preferred Stock, any shares of our Series B Preferred Stock remain outstanding, we will be required to redeem all such outstanding shares of Series B Preferred Stock immediately prior to the redemption of the

Series C Preferred Stock (unless the holder of the Series B Preferred Stock waives the requirement to redeem such shares). There are currently 28,000 shares of Series B Preferred Stock outstanding and the total redemption payment for the Series B Preferred Stock is equal to $700,000 plus any accrued, but unpaid dividends thereon as of such redemption date.

The redemption of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock will have a material adverse effect on us since it would significantly reduce the amount of funds available to support our operations. Due to our currently limited cash resources, if we are required to redeem these securities, we will need to raise additional capital in order to fund the redemption payments and/or ensure the availability of sufficient operating capital. Further, no assurances can be given that the price at which we would be able to sell securities to raise such additional capital would be in excess of the conversion price of the Series C Preferred Stock. In such an event, our current stockholders would experience further dilution, which may be substantial. In addition, there can be no assurance that we would be successful in raising additional capital, or securing financing if needed or on terms satisfactory to the company. Any inability to obtain required financing on sufficiently favorable terms would have a material adverse effect on our business, results of operations and financial condition.

As we reported in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, as of such date, cash, cash equivalents and marketable securities were approximately $2,114,000 and we had working capital for continuing operations of approximately $266,000. As we have previously reported in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, based on our business plan, our existing resources, revenues generated from operations and proceeds received from the exercise of outstanding warrants (of which there can be no assurance) may not be sufficient to satisfy our working capital requirements for at least the next twelve months if we are required to repay the outstanding principal amount of $7,350,000 of senior secured notes or redeem our outstanding shares of Series B and Series C preferred stock within the next twelve months. Further, no assurances can be given that we will be able to attain sales levels and support our costs through revenues derived from operations or generate sufficient cash flow to satisfy our other obligations.

In addition, while the shares of Series C Preferred Stock remain outstanding, the outstanding shares of Series C Preferred Stock will be entitled to receive the liquidation preference and an annual dividend. The dividend accrued at the rate of 15% per annum until April 13, 2012, at which point it was increased to 20% per annum for the extension period. In addition, for so long as any shares of Series C Preferred Stock remain outstanding, we will be prohibited from taking certain corporate actions that may be in the best interest of our company and our stockholders.

Interest of Certain Persons in Matters to be Acted Upon

Except as described herein, no person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year ended June 30, 2012, and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at this special meeting. One of our board members, Dr. Todd A. Borus, is the brother of Justin Borus, the manager of the general partner of Lazarus Investment Partners, LLLP, which, as of the Record Date, is the beneficial owner of approximately 23.8% of our common stock and a holder of 500,000 shares of Series C Preferred Stock. Dr. Borus, however, does not have any beneficial ownership interest in our securities which are beneficially owned by Lazarus Investment Partners. In addition, in the event that we are required to redeem the shares of Series C Preferred Stock, we must either first redeem the outstanding shares of Series B Preferred Stock or obtain a waiver from the holder of the Series B Preferred Stock. The outstanding shares of Series B Preferred Stock are held in the name of Greener Fairways, Inc., an entity affiliated with Douglas B. Luce, who is the brother of J. David Luce, a member of our board of directors.

No Dissenters’ Rights of Appraisal

Under Delaware law, stockholders are not entitled to exercise appraisal rights in connection with the proposals, and the company will not independently provide stockholders with any such right.

Vote Required and Board Recommendation

Approval of the full conversion of our outstanding shares of Series C Preferred Stock into shares of common stock requires the affirmative vote by holders of at least a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on such proposal. Accordingly, a properly executed proxy marked “abstain” with respect to this matter will not be voted and will have the effect of a negative vote. Any broker non-votes will not have an effect on the voting of these proposals.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1—THE FULL CONVERSION OF THE SERIES C PREFERRED STOCK INTO COMMON STOCK.

Additional Information – Voting; Proxies; Right to Revoke

If you have already returned your proxy card or voting instruction card or voted over the Internet or by telephone, you do not need to vote again unless you wish to change your vote. If you have not yet voted, please do so as soon as possible by following the instructions below. If you have already returned your proxy or voting instruction card or already voted over the Internet or by telephone and wish to change your vote in view of the supplemental information contained herein, you may do so by following the instructions below. You may vote on all the proposals by submitting a proxy voting instruction card or submitting a proxy via the Internet or by telephone by following the procedures on your proxy or voting instruction card. Votes already cast by stockholders will remain valid and will be voted at the special meeting unless changed or revoked.

Shares of our common stock represented by an effective proxy will, unless contrary instructions are specified in the proxy, be voted for the approval of both proposals described in our Proxy Statement, as supplemented herein, and for such other matters as may be properly brought before the special meeting and for which the persons named on the enclosed proxies determine, in their sole discretion to vote in favor. Holders of Series C Preferred Stock are not entitled to vote shares of common stock issued to them in the private placement we consummated in October 2010 or any shares of common stock received upon exercise of the warrants issued to them in such transaction (to the extent that any warrants are exercised prior to the record date) on Proposal 1, but such holders are entitled to vote such shares on the other proposals described in the Proxy Statement and any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Voting by Proxy – Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record” and there are three ways you can vote by proxy:

•	By Internet – You can vote over the Internet by following the “Vote by Internet” instructions on the proxy card.

•	By telephone – You can vote over the telephone by following the “Vote by Telephone” instructions on the proxy card.

•	By mail – You can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Voting by Proxy – Street Name Holders

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. Telephone and Internet voting are available to stockholders owning shares through certain banks and brokers. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares in street name it is critical that you cast your vote if you want it to count for the approval of both of the proposals contained in the Proxy Statement, as supplemented, as the applicable stock exchange rules do not permit your bank or broker to vote your uninstructed shares on a discretionary basis for these proposals. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote on these proposals, no votes will be cast on your behalf.

Voting In Person at the Special Meeting

If you choose to vote in person, you can attend the special meeting and cast your vote in person. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the special meeting and we will provide the stockholder with a ballot. If you are a beneficial owner of shares, however, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the special meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR (i) Proposal 1 – the full conversion of the shares of Series C Preferred Stock and (ii) Proposal 2 – the authorization of an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1. If any other business properly comes before the stockholders for a vote at the special meeting, or at any further adjournments or any postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Revoking a Prior Vote

As described in the Proxy Statement, any stockholder executing a proxy has the power to revoke it at any time prior to the voting thereof at the special meeting. Accordingly, stockholders that have already voted, may revoke or change their votes on any matter by: (i) delivering a new proxy card bearing a later date to the Company; (ii) notifying the Secretary of the Company either in writing prior to the special meeting or in person at the special meeting; (iii) voting again via the telephone or internet; or (iv) attending the special meeting and voting in person. Any proxy may be revoked at any time before it is voted at the special meeting, as adjourned. If your stock is held in street name, you must follow the instructions of the broker, bank, or nominee as to how to change your vote. If you would like to obtain proxy materials or have any questions, you should contact the Company at (908) 787-1700.

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED. REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY PROXY, EITHER VIA TELEPHONE, INTERNET OR MAIL, IN ACCORDANCE WITH THE VOTING INSTRUCTIONS PREVIOUSLY SENT TO YOU. IF YOU VOTE BY MAIL, MARK, SIGN AND DATE THE PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD AND RETURN IT IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE PREVIOUSLY SENT TO YOU AS SOON AS POSSIBLE.

By Order of the Board of Directors

Victor J. DiGioia, Secretary

March 22, 2013